SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported) January 13, 1997
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                             FIRST UNION CORPORATION
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             (Exact name of registrant as specified in its charter)

 NORTH CAROLINA                      1-10000                    56-0898180
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(State or other jurisdiction       (Commission                 (IRS Employer
      of incorporation)            File Number)             Identification No.)

                    ONE FIRST UNION CENTER
                  CHARLOTTE, NORTH CAROLINA                    28288-0013
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         (Address of principal executive offices)              (Zip Code)

Registrant's telephone number, including area code          (704)374-6565


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         (Former name or former address, if changed since last report.)

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ITEM 5. OTHER EVENTS.

         On January 13, 1997, First Union Corporation (the "Corporation") announced that it may repurchase from time to time up to 25 million shares of its common stock, including a number of shares equal to the 2.6 million shares issued in connection with the Corporation's December 11, 1996, acquisition of Keystone Investments, Inc. ("Keystone"). The stock repurchases, which may include block transactions, would be based on management's assessment of the Corporation's capital structure and liquidity, the market price of the Corporation's common stock compared to management's assessement of the stock's underlying value, as well as regulatory, accounting and other factors.

         As a result of the repurchase of the 2.6 million shares issued in the Keystone acquisition, the Corporation will account for the Keystone acquisition as a purchase. The purchase accounting of the Keystone acquisition is not expected to have any effect on the Corporation's earnings for the year ended December 31, 1996. The Corporation expects 1996 earnings to be $6.31 per share. This excludes the restructuring charges related to the acquisition of First Fidelity Bancorporation and the impact of FDIC special insurance assessments.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   FIRST UNION CORPORATION


Date: January 13, 1997             By:     /s/ Kent S. Hathaway
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                                            Kent S. Hathaway
                                            Senior Vice President



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